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                                                                  EXHIBIT 10.34

THIS AGREEMENT IS MADE on the 24th day of April 1997 One Thousand Nine Hundred and Ninety Seven

BETWEEN:

(1) FLEXTRONICS SINGAPORE PTE LIMITED, a Company incorporated in Singapore and having its business office at 514, Chai Chee Lane, 04-13, Singapore 469029 ("the Company") and

(2) Goh Chan Peng of 33, Hillview Crescent, Singapore 669449, ("the Executive")

WHEREBY IT IS AGREED AS FOLLOWS:-

SOURCE OF EMPLOYMENT

1. The Company shall employ the Executive and the Executive shall serve the Company as the Senior Vice President of Finance and Operations -- Asia Pacific, and in such capacity the Executive shall hold the office of the Senior Vice President of Finance and Operations -- Asia Pacific for the period and upon and subject to the terms and conditions hereinafter contained.

2. As Senior Vice President of Finance and Operations -- Asia Pacific of the Company the Executive shall devote his time, attention and skill substantially to the affairs of the Company and its subsidiaries and in the discharge of his duties hereunder;

(i) in undertaking such duties and exercising such powers in relation to the Company and its business as the Board of Directors of the Company ("the Board") shall from time to time reasonably assign to or vest in him;

(ii) in the discharge of such duties and in the exercise of such powers conform to, observe and comply with all resolutions, regulations and directions from time to time made or given by the Board; and

(iii) undertake to do such other and additional work as may reasonably be requested of him and to perform such services for the Company, its subsidiaries and/or associated companies (collectively, the Group) as the Board may reasonably require from time to time.

3. In relation to Clause 2 (iii), the Executive shall also discharge the duties of Senior Vice President of Finance and Operations of Astron Technologies Ltd. ("Astron") and in this regard, shall discharge such duties and exercise such powers as the Board of Directors of the company and the Board of Directors of Astron shall determine from time to time and in connection therewith the Executive shall be required to enter into a separate service agreement with Astron.

LOCATION

4. The Executive shall be based in Singapore (and his benefits under this Agreement shall be made available to him in Singapore unless otherwise directed by or on behalf of the Company), but shall be available to travel on the business of the Group to any other country for such periods of time as the Company may require. The Executive shall have the discretion to determine the travel schedule which is in the best interest of the Group.

5. Notwithstanding any other provision of this Agreement, it is agreed that any change of the location of the Executive's employment from Singapore for a period exceeding one month would require his prior approval.


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OVERSEAS ACCOMMODATION

6. For so long as the location of the Executive's employment with the Group is in a country other than Singapore, the Company shall ensure that he is provided with suitable accommodation commensurate with his position in the Company. The Executive shall in addition be reimbursed for the cost of utilities at such accommodation to include reasonable public utilities, telephone charges and domestic service charges.

TERM OF AGREEMENT

7. This Agreement and all the provision herein contained (either expressly or by implication shall come into force as from April 1, 1997 and shall continue for a term of 3 years and therefore renewed with mutual consent for a period to be determined between the Company and the Executive subject to earlier termination as provided in clause 18 hereof.

SALARY

8. Subject as hereinafter provided the Company shall pay to the Executive during the continuance of this employment hereunder a salary at the sum of Singapore Dollars S$ 152,581.00 per year (inclusive of annual Wage Supplement of one month) which said salary is inclusive of any sum receivable as other remuneration from the Company (or such higher amount as may from time to time be agreed by the parties or determined upon and notified to the Executive by the Company). In the event of any increase of salary being so agreed or notified such increase shall thereafter have effect as if it were specially provided for as a term of this Agreement. The said salary (less any deductions as shall be required by law to be made for contributions to the Central Provident Fund) shall be payable in arrears by equal installments on the last of each month.

9. In addition to the Executive's salary, the Executive shall, in respect of each financial year, be entitled to a profit sharing bonus payment in accordance with the prevailing Company policy.

10. With respect to any period of the said employment embracing only part of a financial year, the Company shall pay to the Executive for every week or part thereof of such period variable bonus equal to one fifth second part which would otherwise have been payable hereunder if he had served the Company during the whole of such financial year.

11. The Executive shall be entitled to benefits-in-kind in accordance with the prevailing policies and guidelines of the Company and commensurate with his position as Senior Vice President of Finance and Operations. The Executive's salary and benefits-in-kind and the prevailing policies and guidelines of the Company shall be reviewed annually by the Board to ascertain, in the light of inflation or market practice, whether any increase of such salary or benefits-in-kind is required.

MEDICAL CARE

12. The Company shall ensure that free medical care is provided to the Executive as per the Company policy and entitlement.

INSURANCE
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13. A personal accident policy in accordance with the prevailing policy of the
Company shall be provided by the Company, the proceeds of which will be assigned to the Executive's family.


EXPENSES

14. The Company shall reimburse the Executive in accordance with the prevailing policies and guidelines of the Company as to the standard and travel commensurate with the Executive's position with the Company for the following:

(i) all traveling and hotel expenses incurred whenever the Executive is required by the Company to travel to other countries in the discharge of his duties; and

(ii) all entertainment expenses incurred in the discharge of the Executive's duties to the Company;

provided that reasonable evidence of any such expenditure for which reimbursement is sought is provided.


LEAVE

15. The Executive shall be entitled to annual leave plus all local public holiday in accordance with the prevailing policies and guidelines of the Company.


ILLNESS

16. The Executive shall be entitled to receive his usual salary and benefits hereunder during absence from work due to incapacity (such payment to be inclusive of any statutory sick pay or social security benefits to which the Executive may be entitled), provided that the Company may terminate his employment hereunder forthwith by notice to him in writing if he is absent from work on account of incapacity for in the aggregate twenty six (26) weeks in any one (1) calendar year. In the event that the Company does so terminate the Executive's employment hereunder, he shall be entitled to receive the benefits provided in Clause 20 of this Agreement.

17. In this Agreement, "incapacity" means any physical or mental illness incapacitating the Executive from attending to his duties hereunder.


TERMINATION

18. Notwithstanding anything herein contained, the Executive's employment may be terminated:

(i) by the Executive giving the Company not less than 12 calendar months' notice in writing or payment in lieu of notice; or

(ii) by the Company giving to the Executive not less than 12 calendar months' notice in writing or payment in lieu of notice.


PAYMENTS ON CESSATION OF EMPLOYMENT

19. In the event that the Executive's employment with the Company is determined pursuant to Clause 18(i) above, the Executive shall be entitled to;



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(i)  be paid an amount equal to his annual remuneration (inclusive of the
Annual Wage Supplement of one month) in 12 equal installments, the first installment to be paid on the date falling 30 days after the Executive's last day of service with the Company; and

(ii) the medical benefits accorded to a person of his status (or equivalent status) in the Company for a period of 12 months after his last day of service with the Company.

20. In the event that the Executive's employment with the Company is determined pursuant to Clause 18(ii) above or where without the Executive's consent, (a) he suffers a loss of status or position within the Company and/or (b) a substantial reduction or change (whether actual, constructive or otherwise) of the Executive's functions and responsibilities hereunder and/or (c) his relocation from Singapore (other than voluntary relocation), the Executive shall be entitled, in addition to any payment in lieu of notice, to be paid a lump sum payment upon cessation of employment equal to the sum derived by the application of one month's salary for every year of service or part thereof with the company. For the purpose of this Clause 20, the Executive's service with the Company shall be deemed to have commenced May 12, 1982.


SUBSTITUTION

21. This Agreement is in substitution of all previous contracts of service between the Company and the Executive which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences.


SEVERABILITY

22. In case any provision in this Agreement shall be or at any time become invalid illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect other provision of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.


JURISDICTION

23. This Agreement is governed by and shall be construed in accordance with, the laws of Singapore, and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.


AS WITNESS the hands of the parties hereto


SIGNED BY

for and on behalf of to the                     )/s/ Michael Marks

the Company in the presence of                  )



SIGNED BY THE EXECUTIVE                         )/s/ Goh Chan Peng
                                                )